As filed with the Securities and Exchange Commission on May 2, 2023

Registration No. 333-03421

Registration No. 333-48871

Registration No. 333-76267

Registration No. 333-71378

Registration No. 333-91038

Registration No. 333-91040

Registration No. 333-116160

Registration No. 333-147955

Registration No. 333-256893

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-03421

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-48871

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-76267

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-71378

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-91038

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-91040

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116160

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-147955

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-256893

FORM S-8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Revlon, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3662955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Water Street

New York, New York 10041

(Address of Principal Executive Offices)

Revlon, Inc. 1996 Stock Plan

Revlon Employees’ Savings, Investment and Profit Sharing Plan

Revlon, Inc. Second Amended and Restated 1996 Stock Plan

Revlon, Inc. Third Amended and Restated 1996 Stock Plan

Revlon, Inc. Fourth Amended and Restated 1996 Stock Plan

Revlon, Inc. 2002 Supplemental Stock Plan

Amended and Restated Revlon, Inc. Stock Plan

Third Amended and Restated Revlon, Inc. Stock Plan

Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended

(Full titles of the plans)

Matthew Kvarda

Interim Chief Financial Officer

Revlon, Inc.

55 Water Street

New York, New York 10041

212-527-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Christodoulos Kaoutzanis, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments related to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Revlon, Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) are being filed to deregister any and all shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration File No. 333-03421, filed with the SEC on May 10, 1996, relating to the registration of 5,000,000 shares of Class A Common Stock for issuance under the Revlon, Inc. 1996 Stock Plan;

2.	Registration File No. 333-48871, filed with the SEC on March 30, 1998, relating to the registration of 1,000,000 shares of Class A Common Stock for issuance under the Revlon Employees’ Savings, Investment and Profit Sharing Plan;

3.	Registration File No. 333-76267, filed with the SEC on April 14, 1999, relating to the registration of 2,000,000 shares of Class A Common Stock for issuance under the Revlon, Inc. Second Amended and Restated 1996 Stock Plan;

4.	Registration File No. 333-71378, filed with the SEC on October 11, 2001, relating to the registration of 1,500,000 shares of Class A Common Stock for issuance under the Revlon, Inc. Third Amended and Restated 1996 Stock Plan;

5.	Registration File No. 333-91038, filed with the SEC on June 24, 2002, relating to the registration of 2,000,000 shares of Class A Common Stock for issuance under the Revlon, Inc. Fourth Amended and Restated 1996 Stock Plan;

6.	Registration File No. 333-91040, filed with the SEC on June 24, 2002, relating to the registration of 530,000 shares of Class A Common Stock for issuance under the Revlon, Inc. 2002 Supplemental Stock Plan;

7.	Registration File No. 333-116160, filed with the SEC on June 4, 2004, relating to the registration of 30,150,000 shares of Class A Common Stock for issuance under the Amended and Restated Revlon, Inc. Stock Plan;

8.	Registration File No. 333-147955, filed with the SEC on December 10, 2007, relating to the registration of 25,000,000 shares of Class A Common Stock for issuance under the Third Amended and Restated Revlon, Inc. Stock Plan; and

9.	Registration File No. 333-256893, filed with the SEC on June 8, 2021, relating to the registration of 2,000,000 shares of Class A Common Stock for issuance under the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended.

On June 15, 2022, the Company and certain subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On April 3, 2023, the Bankruptcy Court entered an order confirming the Third Amended Joint Plan of Reorganization of Revlon, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits and supplements thereto, the “Plan”). The Company will emerge from Chapter 11 bankruptcy as a privately held company.

Pursuant to the Plan, on May 2, 2023 (the effective date of the Plan), the Registrant terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 2, 2023.

REVLON, INC.

By:	/s/ Matthew Kvarda
Matthew Kvarda
Interim Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.